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                                                                      EXHIBIT 99
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[TELXON LOGO]
                                                                    NEWS RELEASE

                          TELXON ANNOUNCES EXTENSION OF
                       BANK WAIVERS AND REDUCTION IN FORCE

         AKRON, Ohio, April 1, 1999 - Telxon Corporation (Nasdaq-NNM: TLXN) announced today that it has obtained an extension of waivers under its revolving credit facility and separate business purpose revolving promissory note. The waivers, effective through June 29, 1999, are for certain covenant violations arising from the restatement of the company's financial statements, as described in its news release dated February 23, 1999, and current operating results.

         In addition to the waiver extensions, the company has agreed to certain amendments to the underlying credit agreements. These amendments, which will be disclosed in detail in a company filing with the SEC, include a broadening of the lenders' collateral and, subject to borrowing base requirements and the further approval of the banks, an ability to borrow $5 million in addition to the $55 million currently outstanding under the revolving credit agreement. The company is also subject to mandatory prepayments and commitment reductions relating to dispositions of assets approved by the banks.

         The company anticipates that the waiver extensions and amendments will provide it with the time necessary to seek permanent replacement financing and, together with the cash flow it expects to generate from operations, will provide adequate funding in the interim.

         In a separate action, the company announced today that it has reduced its workforce by approximately 4%. The majority of the headcount reductions were to white-collar, managerial-level and salaried positions. This action represents the fine tuning that the company indicated it would have to do as part of its strategic objectives to reduce costs, be competitive in the market and return the company to profitability.

 Telxon Corporation/3330 West Market Street/P.O. Box 5582/Akron, Ohio 44334-0582
                  800.800.8001/Fax 330.664.2058/www.telxon.com


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     Telxon Corporation is a leading global designer and manufacturer of wireless and mobile information systems for vertical markets. The company integrates advanced mobile computing and wireless data communication technology with a wide array of peripherals, application-specific software and global customer services for its customers in more than 60 countries. Telxon's website address is: http://www.telxon.com.

     Other than the historical information discussed above, this news release constitutes forward-looking statements that are inherently subject to risks and uncertainties which could cause Telxon's actual results or other future events pertaining to the company to differ materially from the forward-looking statements. The important factors affecting the realization of those results or the occurrence of those events include, without limitation, the company's ability timely to obtain an adequate replacement credit facility on acceptable terms, the continued adequacy of the company's internal and external sources of working capital in the interim, and the company's ability to identify and implement appropriate cost reduction, efficiency and other operating improvement strategies, as well as general and industry-specific economic conditions, customer acceptance of and demand for the company's products, and competitive pressures. Reference should be made to the discussion of certain of the above and other factors affecting Telxon's business and results as included from time to time in the company's filings with the Securities and Exchange Commission.


                                     # # #

For corporate information:
Alex L. Csiszar
Vice President, Investor Relations
Telxon Corporation
(330) 664-2961